CUSIP No. 747601201	SCHEDULE 13G	Page 8 of 8 Pages

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that this amendment to Schedule 13G dated February 14, 2022 (the “Schedule 13G”), with respect to the Class A Common Stock, par value $0.0001 per share, of Qualtrics International Inc. is filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 14, 2022.

SAP SE

By:	/s/ Luka Mucic
	Name:	Luka Mucic
	Title:	Authorized Signatory of SAP SE

By:	/s/ Georg Kniese
	Name:	Georg Kniese
	Title:	Authorized Signatory of SAP SE

SAP America, Inc.

By:	/s/ Mary Beth Hanss
	Name:	Mary Beth Hanss
	Title:	Authorized Signatory of SAP America, Inc.